EXHIBIT 10.2

Fiscal Year 2005 BioMeasurement Division Bonus Plan
of Hutchinson Technology Incorporated

Hutchinson Technology Incorporated (“HTI”) has a management bonus plan that covers an executive officer and certain other management-level employees of its BioMeasurement Division. The decision to pay out bonuses is made annually by the Compensation Committee of HTI’s Board of Directors. The Committee’s decision is based on the BioMeasurement Division’s attainment of a financial goal for the BioMeasurement Division for the fiscal year, certain milestones that represent achievement of strategic division initiatives as well as other factors that may be considered at the Committee’s discretion. Bonuses are paid in cash in the first quarter of the following fiscal year.